                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement         [ ]  Confidential, for use of the
[X]  Definitive proxy statement               Commission only (as permitted by
[ ]  Definitive additional materials          Rule 14a-6(e)(2))
[ ]  Soliciting material pursuant to Rule 14a-11(C)or Rule 14a-12


                            Kendle International Inc.
        -----------------------------------------------------------------
                (Name of Registrant as specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person[s] Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     ---------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
     (5) Total fee paid:

     ---------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

     ---------------------------------------------------------------------------
[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     ---------------------------------------------------------------------------
     (2) Form, schedule or registration statement number:

     ---------------------------------------------------------------------------
     (3) Filing party:

     ---------------------------------------------------------------------------
     (4) Date filed:

     ---------------------------------------------------------------------------

                               [GRAPHIC OMITTED]


                                    Kendle
                               INTERNATIONAL INC.



                        -------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To be Held May 16, 2002

                       -------------------------------

TO THE SHAREHOLDERS OF KENDLE INTERNATIONAL INC.:


     The Annual Meeting of Shareholders of Kendle International Inc. will be held Thursday, May 16, 2002, at 9:30 a.m., Eastern Time, in the Green Room at the Aronoff Center for the Arts, 650 Walnut Street, Cincinnati, Ohio, for the following purposes:


   1. To elect seven directors to hold office for the ensuing year or until their respective successors are elected and qualified;


   2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent public accountants for the Company for 2002; and


   3. To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.


     The Board of Directors of the Company has designated the close of business on March 31, 2002, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the meeting or any adjournment thereof. Only shareholders of record of the Company's Common Stock at the close of business on that date will be entitled to vote.


     You are cordially invited to attend the Annual Meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised.


                                        By Order of the Board of Directors,



                                        Paul F. Ritter
                                        Vice President, Secretary and General
                                        Counsel


 Dated: April 12, 2002

--------------------------------------------------------------------------------

 WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON (ALTHOUGH PRESENCE AT THE ANNUAL MEETING WILL NOT IN AND OF ITSELF CONSTITUTE REVOCATION OF THE PROXY).

--------------------------------------------------------------------------------

                               [GRAPHIC OMITTED]


                                    Kendle
                               INTERNATIONAL INC.




                            -----------------------

                                PROXY STATEMENT

                            -----------------------

                        ANNUAL MEETING OF SHAREHOLDERS


                                 INTRODUCTION

     The Board of Directors of Kendle International Inc. is requesting your proxy for use at the Annual Meeting of Shareholders on May 16, 2002, and at any adjournment thereof, pursuant to the foregoing Notice. This Proxy Statement and the accompanying proxy card are being mailed to shareholders with the Company's 2002 Annual Report on or about April 12, 2002.


                         VOTING AT THE ANNUAL MEETING


General

     Shareholders may vote in person or by proxy at the Annual Meeting. Proxies given may be revoked at any time prior to the Annual Meeting by filing with the Company either a written revocation or a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person. With the exception of the election of directors, for which a plurality is required, the vote required on all matters to be voted upon is a majority of shares actually voted. Abstentions and broker non-votes will have no effect on the election of directors or the ratification of the appointment of PricewaterhouseCoopers LLP as the independent public accountants for the Company for 2002.

     As of March 31, 2002, the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting, Kendle had 12,712,324 shares of Common Stock outstanding. Each share is entitled to one vote. Only shareholders of record at the close of business on March 31, 2002 will be entitled to vote at the Annual Meeting.


                            PRINCIPAL SHAREHOLDERS

     The following shareholders are the only persons known by the Company to own beneficially over 5 percent of its outstanding Common Stock as of February 28, 2002:



                                                 Amount and Nature of
Name and Address of Beneficial Owner             Beneficial Ownership     Percent of Class (1)
---------------------------------------------   ----------------------   ---------------------
Brown Capital Management, Inc. (2) ..........          1,547,700                12.51%
 1201 N. Calvert St.
 Baltimore, MD 21202

Capital Group International, Inc. and
 Capital Guardian Trust Company (3) .........          1,418,400                 11.5%
 11100 Santa Monica Blvd.
 Los Angeles, CA 90025

Candace Kendle (4) ..........................          1,204,679                 9.47%
 1200 Carew Tower
 441 Vine St.
 Cincinnati, OH 45202

                                                Amount and Nature of
Name and Address of Beneficial Owner            Beneficial Ownership     Percent of Class (1)
--------------------------------------------   ----------------------   ---------------------
Christopher C. Bergen (5) ..................          974,213                  7.65%
 1200 Carew Tower
 441 Vine St.
 Cincinnati, OH 45202

David L. Babson & Company Inc. (6) .........          816,200                  6.60%
 One Memorial Drive
 Cambridge, MA 02142

Dimensional Fund Advisors Inc. (7) .........          648,800                  5.24%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401

EQSF Advisers, Inc. (8) ....................          628,600                  5.08%
 767 Third Avenue
 New York, NY 10017

----------
(1) Unless otherwise noted, based on 12,712,324 shares of Common Stock outstanding. Shares of the Company's Common Stock which a beneficial owner has the right to acquire within 60 days of February 28, 2002, pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such owner but are not deemed outstanding for the purpose of computing percentage ownership of any other person.

(2) This information is taken from the Schedule 13G, dated January 30, 2002, filed by Brown Capital Management, Inc. with the Securities and Exchange Commission, which disclosed that Brown Capital Management, Inc. has sole voting power with respect to 1,343,300 shares, shared voting power with respect to 0 shares, and sole dispositive power with respect to 1,547,700 shares. Percentages listed are those disclosed in the referenced Schedules 13G and are not verified by the Company.

(3) This information is taken from the Schedule 13G, dated February 11, 2002, filed by Capital Group International, Inc. and Capital Guardian Trust Company with the Securities and Exchange Commission, which disclosed that Capital Group International, Inc. and Capital Guardian Trust Company have sole voting power with respect to 1,011,700 shares, shared voting power with respect to 0 shares and sole dispositive power with respect to 1,418,400 shares. Percentage listed is as disclosed in the referenced
      Schedule 13G and is not verified by the Company.

(4) This total amount includes (i) 18,236 shares held directly by Hazel Kendle, mother of Dr. Candace Kendle; and (ii) 2,060 shares as to which Dr. Kendle holds options exercisable within 60 days of February 28, 2002.


(5) This total amount includes 1,860 shares as to which Mr. Bergen holds options exercisable within 60 days of February 28, 2002.

(6) This information is taken from the Schedule 13G, dated January 14, 2002, filed by David L. Babson & Company Inc. with the Securities and Exchange Commission, which disclosed that David L. Babson & Company Inc. has sole voting power with respect to 816,200 shares, shared voting power with respect to 0 shares and sole dispositive power with respect to 816,200 shares. Percentage listed is as disclosed in the referenced Schedule 13G and is not verified by the Company.

(7) This information is taken from the Schedule 13G, dated January 30, 2002, filed by Dimensional Fund Advisors Inc. with the Securities and Exchange Commission, which disclosed that Dimensional Fund Advisors Inc. has sole voting power with respect to 648,800 shares, shared voting power with respect to 0 shares and sole dispositive power with respect to 648,800 shares. Percentage listed is as disclosed in the referenced Schedule 13G and is not verified by the Company.

(8) This information is taken from the Schedule 13G, dated January 16, 2002, filed jointly by EQSF Advisers, Inc. et. al. with the Securities and Exchange Commission, which disclosed that EQSF Advisers, Inc. has sole voting power with respect to 628,600 shares, shared voting power with respect to 0 shares and sole dispositive power with respect to 628,600 shares. Percentage listed is as disclosed in the referenced Schedule 13G and is not verified by the Company.

                             ELECTION OF DIRECTORS

     The Board is nominating for re-election the following current directors:
Dr. Candace Kendle, Philip E. Beekman, Christopher C. Bergen, Robert R. Buck, Dr. Donald C. Harrison, Timothy M. Mooney and Robert C. Simpson. Dr. Harrison and Mr. Simpson were appointed to the Board in November 2001 and July 2001 respectively.

     All directors elected at the Annual Meeting will be elected to hold office until the next Annual Meeting or until their successors are elected and qualified.

     Proxies will be voted in favor of election of the nominees named herein unless authority to vote is withheld.

     If any of the nominees should become unable to accept election or declines to serve, neither of which the Board anticipates, it is intended, in the absence of contrary direction, that the proxies will be voted for the balance of those named above and for substitute nominees as the Board may designate. The proxies will in no event be voted for a greater number of nominees than seven. The seven nominees receiving the highest number of votes will be elected.

     The Board of Directors recommends a vote FOR the election of each of the nominees for Director.


Information About Nominees

     Candace Kendle, Pharm.D., 55, co-founded the Company in 1981 and has served as Chief Executive Officer since its incorporation. She has been Chairman of the Board since 1991. From 1979 through 1981, Dr. Kendle served as Clinical Associate Professor of Pediatrics at The University of Pennsylvania School of Medicine; Clinical Assistant Professor at Philadelphia College of Pharmacy and Sciences; and Director, Department of Pharmacy, The Children's Hospital of Philadelphia. She has published more than 15 scientific articles. Dr. Kendle serves as a director of H. J. Heinz Company, a food products manufacturer; the Isabella Venture Fund, a venture capital fund which focuses on women-owned businesses; and UMD, Inc., a medical device company. She is the wife of Christopher C. Bergen, President and Chief Operating Officer of the Company.

     Philip E. Beekman, 70, was elected a director of the Company in January 1997. Mr. Beekman is the President of Owl Hollow Enterprises, a consulting and investment company. Prior to July 1994, Mr. Beekman served as Chairman of the Board and Chief Executive Officer of Hook-SupeRx, Inc. Mr. Beekman is a director of the National Association of Chain Drug Stores; General Chemical Group Inc., a supplier of soda ash and other chemicals; Linens 'N Things, a retail chain of home furnishings; the Ladies Professional Golf Association; the National Organization on Disability; Sunbeam Corporation, a designer, manufacturer and marketer of durable household and outdoor leisure products; Procurenet Inc., a company engaged in procuring products via electronic and other media for other companies; and Panavision Inc., a manufacturer of cameras for the movie/television industry.

     Christopher C. Bergen, 51, co-founded the Company in 1981 and has served as President and Chief Operating Officer since 1981. He has served as a director of the Company since its incorporation. From 1977 to 1981, Mr. Bergen served in various capacities at The Children's Hospital of Philadelphia, most recently as Associate Vice President. He is the husband of Candace Kendle, Chief Executive Officer of the Company.

     Robert R. Buck, 54, was elected a director of the Company in December 1998. Mr. Buck joined Cintas Corporation, a manufacturer of corporate identity uniforms, in 1982 and currently serves as President of its Uniform Rental Division. Mr. Buck is also currently a member of the Dean's Advisory Council for the College of Business Administration at the University of Cincinnati, a trustee of the Fellowship of Christian Athletes and a director of Citizens for Community Values and the International Association of Manufacturing Sciences.

     Donald C. Harrison, M.D., 68, was appointed a director of the Company in November 2001. Dr. Harrison is the Chief Executive Officer of the University of Cincinnati Medical Center, serving as its Senior Vice President and Provost for Health Affairs since 1986. He also is a practicing cardiologist on a part-time basis. Dr. Harrison's professional experience includes 26 years at Stanford University School of Medicine and Stanford University Hospital, where he was Chief of Cardiology between 1967 and 1968. He is past national President of the American Heart Association and is on the board of several not-for-profit organizations, including the Southwest Ohio chapter of the American Heart Association, University of Cincinnati Medical Associates Inc., University Hospital Inc. and the Health Alliance of Greater Cincinnati. He also serves on the board of numerous start-up medical device and biotechnology companies, including UMD Inc., Medical Education and Consultation Inc., Novoste Inc., HeartStent, Venturi LLP, Enable Medical, AtriCure, Pi Medical Inc. and StanGraf. Dr. Harrison has edited eight books, published more than 580 articles on clinical and cardiovascular research and serves on the editorial boards of six medical journals.

     Timothy M. Mooney, 54, joined the Company in May 1996, was elected a director of the Company in January 1997 and currently serves as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Mooney was the Vice President, Chief Financial Officer and Treasurer of The Future Now, Inc., a computer reseller. From May 1988 to July 1994, Mr. Mooney served as Senior Vice President and Chief Financial Officer of Hook-SupeRx, Inc., a retail drugstore chain. He was previously a partner with Coopers & Lybrand L.L.P. Mr. Mooney serves as a director of Winton Financial Corporation, a unitary savings and loan holding company.

     Robert C. Simpson, 70, was appointed a director of the Company in July 2001. Now retired, Mr. Simpson has more than 40 years of global drug development experience. Most recently, he was Group President and Director of West Pharmaceutical Services, Inc., a manufacturer of specialty packaging products for the healthcare industry. He worked for West Pharmaceutical from 1978 to 1991. Prior to 1978, Mr. Simpson spent 20 years with Pfizer Inc., serving in a number of senior management positions, including Executive Vice President of European Operations. Mr. Simpson serves as a director for Burnham Corporation, a manufacturer of boilers and furnaces.


Securities Ownership of Management

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of February 28, 2002, by each director and named executive officer and by all directors and named executive officers as a group.




                                                                          Shares Beneficially Owned
                                                                                     (1)
                                                                          -------------------------
Name of Beneficial Owner                                                     Number        Percent
-----------------------------------------------------------------------   ------------   ----------
Philip E. Beekman (2) .................................................       48,166         *
Christopher C. Bergen (2) (3) .........................................      974,213      7.65%
Robert R. Buck (2) ....................................................       14,624         *
Candace Kendle (2) (3) (4) ............................................    1,204,679      9.47%
Donald C. Harrison (2) ................................................        5,000         *
Timothy M. Mooney (2) .................................................      141,138      1.11%
Robert C. Simpson (2) (5) .............................................        5,991         *
Thomas E. Stilgenbauer (6) ............................................        9,710         *
All Directors and Named Executives as a group (eight persons) .........    2,403,521     18.88%

----------
*     Less than 1%.

(1) Based on 12,712,324 shares of Common Stock outstanding. Includes shares of the Company's Common Stock which are exercisable by such individuals within 60 days of February 28, 2002. The following options are included in the totals: 22,000 shares of Common Stock for Mr. Beekman; 1,860 shares of Common Stock for Mr. Bergen; 10,000 shares of Common Stock for Mr. Buck; 5,000 shares of Common Stock for Dr. Harrison; 2,060 shares of Common Stock for Dr. Kendle; 132,300 shares of Common Stock for Mr. Mooney; 5,000 shares of Common Stock for Mr. Simpson; and 8,260 shares of Common Stock for Mr. Stilgenbauer.

(2)   See "Election of Directors."

(3) Shares beneficially owned do not include 306,250 shares of the Company's Common Stock held by the Kendle Bryan Irrevocable Stock Trust and 306,250 shares of the Company's Common Stock held by the Mark

      Brettschneider Irrevocable Stock Trust. The children of Dr. Kendle are the trusts' beneficiaries and neither Dr. Kendle nor Mr. Bergen exercise voting or investment control over either trust.

(4) Includes 18,236 shares of Common Stock held directly by Hazel Kendle, mother of Dr. Kendle.

(5)   Includes 400 shares of Common Stock held by Mr. Simpson's spouse.

(6) Mr. Stilgenbauer, 54, joined Kendle in June, 1998. Prior to being elected Executive Vice President and Chief Marketing Officer in 2000, Mr. Stilgenbauer was Senior Vice President-Organizational Development and then Executive Vice President Operations. Prior to joining Kendle, he was Vice President-Operations for The Loewen Group and Senior Vice President-Operations for Hook-SupeRx, Inc.



Committees of the Board of Directors


     During 2001, the Board of Directors held four meetings. Each director attended at least 75 percent of the aggregate of the total number of meetings of the Board of Directors and all committees on which the individual director served. There are two committees and one subcommittee of the Board of Directors which assist the Board in discharging its responsibilities. These committees, their members and functions are discussed below.


     The Management Development and Compensation Committee, which met one time during 2001, is currently composed of Mr. Beekman (Chairman), Mr. Buck, Dr. Kendle and Mr. Simpson, and is responsible for monitoring the performance and succession of senior management, the review of the Company's compensation plans and the general review of the Company's employee compensation policies. The Compensation Subcommittee, which met one time during 2001, is currently composed of Mr. Beekman (Chairman), Mr. Buck and Mr. Simpson, and is responsible for the approval of remuneration arrangements for executive officers of the Company and for the administration of the Company's stock-related benefit plans. The Audit Committee, which met twice during 2001, is currently composed of Mr. Buck (Chairman), Mr. Beekman and Mr. Simpson, and is responsible for the engagement of independent auditors, the review of audit fees, the supervision of matters relating to audit functions, and the review of internal policies and procedures regarding audit, accounting and other financial controls.


     The Board of Directors does not have a nominating committee or executive committee.


Compensation of Directors


     Non-employee directors are paid $3,000 for each director meeting attended and $1,500 for each committee meeting attended. Their compensation is paid quarterly, in arrears, in the form of Company Common Stock. Beginning in 2002, non-employee directors are able to elect to receive up to 50% of such compensation in the form of cash with the balance to be paid in Company Common Stock. Under the Company's 1997 Stock Option and Stock Incentive Plan, each non-employee director is granted a non-qualified option to purchase 5,000 shares of Common Stock on the date of their first election or appointment to the Board and an option for such number of shares of Common Stock, if any, as determined annually by the Board, upon each annual election as a director thereafter. The Board has determined that for 2002, each non-employee director elected to the Board at the Annual Meeting will be granted an option to purchase 5,000 shares of Common Stock. The exercise price for all such options is the fair market value of Common Stock on the grant date. Directors who are employees of the Company are not separately compensated for serving as directors.

                            EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation paid for the last three fiscal years to Kendle's Chief Executive Officer and the three other most highly compensated executive officers (the "Named Executives").

                         SUMMARY COMPENSATION TABLE




                                                                              Long-Term Compensation Awards
                                                                         ----------------------------------------
                                               Annual Compensation            Securities            All Other
                                            --------------------------    Underlying Options     Compensation (1)
Name and Principal Position        Year     Salary ($)      Bonus ($)             (#)                  ($)
--------------------------------  ------   ------------    -----------   --------------------   -----------------
Dr. Candace Kendle .............   2001     255,410           33,518               300                     0
 Chairman of the Board             2000     235,693           10,692               300                     0
 and Chief Executive Officer       1999     222,500                0               200                     0
Christopher C. Bergen ..........   2001     222,095           22,669               300                16,375
 President and Chief               2000     204,950            7,231               300                16,375
 Operating Officer                 1999     193,750                0               200                16,667
Timothy M. Mooney ..............   2001     194,819           16,858               300                81,684
 Executive Vice President          2000     182,540            5,633               300                     0
 Chief Financial Officer           1999     170,000                0               200                     0
 and Treasurer
Thomas E. Stilgenbauer .........   2001     198,874           17,399            10,300                     0
 Executive Vice President and      2000     179,529            5,550               300                     0
 Chief Marketing Officer           1999     150,230                0               200                     0

----------
(1) Compensation paid to Christopher C. Bergen represents insurance premium payments. Compensation paid to Timothy M. Mooney represents proceeds from the exercise of stock options.


Stock Options

     The tables below provide certain information with respect to grants of stock options to, and exercises by, the Named Executives pursuant to the Company's stock option plans during the year ended December 31, 2001.

                       Option Grants in Last Fiscal Year




                                                                                                   Potential Realizable
                                                                                                          Value
                                                                                                    at Assumed Annual
                                             Number of                                                   Rate of
                                             Securities   Percent of Total                             Stock Price
                                             Underlying      Granted to                             Appreciation for
                                              Options       Employees in     Exercise              Option Term (2) (3)
                                            Granted (1)     Fiscal Year       Price     Expiration -------------------
Name                                             #              (%)         ($/Share)      Date     5% ($)    10% ($)
------------------------------------------ ------------- ----------------- ----------- ----------- -------- ----------
Dr. Candace Kendle .......................        300            0.04      20.43       09/01/11      3,854     9,766
Christopher C. Bergen ....................        300            0.04      20.43       09/01/11      3,854     9,766
Timothy M. Mooney ........................        300            0.04      20.43       09/01/11      3,854     9,766
Thomas E. Stilgenbauer(4) ................        300            0.04      20.43       09/01/11      3,854     9,766
                                               10,000            1.29      12.59       04/01/11     79,178   200,652
                                               ------            ----                               ------   -------
Total for Thomas E. Stilgenbauer .........     10,300            1.33                               83,032   210,418

----------
(1) All options granted to the Named Executives are exercisable in five equal annual installments beginning one year after the date of grant.

(2) Potential realizable value is calculated from the exercise price of the options granted.

(3) The dollar amounts under these columns are the result of calculations at the 5 percent and 10 percent rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

(4)   Thomas E. Stilgenbauer received two separate option grants in 2001.

              Aggregated Option Exercises in Last Fiscal Year and
                          Fiscal Year-End Option Values




                                                                           Number of
                                                                          Underlying
                                                                          Unexercised
                                                                          Securities      Value of Unexercised
                                                                            Options       In-the-Money Options
                                                                        at December 31,      at December 31,
                                 Number of Securities                      2001 (#)           2001 ($) (1)
                                  Underlying Options        Value        Exercisable/          Exercisable/
Name                                 Exercised (#)      Realized ($)    Unexercisable         Unexercisable
------------------------------- ---------------------- -------------- ------------------- ---------------------
Dr. Candace Kendle ............              0                  0        2,060     1,190      12,546     6,678
Christopher C. Bergen .........              0                  0        1,860     1,140      11,314     6,370
Timothy M. Mooney .............          4,000             81,684      132,300     1,070   2,490,954     5,939
Thomas E. Stilgenbauer ........              0                  0        6,260    14,740       1,458    79,606

----------
(1) Represents the number of shares optioned multiplied by the difference between $20.16, the fair market value of the Common Stock at December 31, 2001, and the exercise price for that option.


Protective Compensation and Benefit Agreements

     The Company has entered into Protective Compensation and Benefit Agreements with certain employees, including each of the Named Executives of the Company. These agreements are subject to annual review by the Company's Board of Directors, expire on December 31, 2002, and will be automatically extended in one year increments unless cancelled by the Company. The agreements provide for specified benefits, including two years' compensation, in the event of a change in control as that term is defined in the agreements.


Compensation Subcommittee Report on Executive Compensation

     The Compensation Subcommittee of the Management Development and Compensation Committee is composed of three directors, none of whom is an officer or employee of the Company or its subsidiaries. The Subcommittee is responsible for the establishment of policies governing, and for the implementation, administration and interpretation of, all aspects of executive officer compensation.

     The Company's executive compensation policy is designed to align executive compensation with the achievement of strategic business goals that promote the long-term financial growth of the Company. This strategy is designed to attract and retain the highest caliber executive officers, to maximize shareholder value and to provide a compensation package that recognizes individual contributions as well as overall Company performance. The Subcommittee reviews the executive compensation program annually in relation to the Company's annual financial goals and performance.

     The key elements of the Company's 2001 executive compensation program consisted of base salary, the 2001 Profit Share Plan and the 1997 Stock Option and Stock Incentive Plan. The compensation of Dr. Candace Kendle, Chief Executive Officer, consists of these same elements.


Base Salary

     At a meeting held March 8, 2001, the Subcommittee set salaries for the Named Executives, effective April 1, 2001. In establishing these salaries, the Subcommittee reviewed recommendations of management against the pay practices of comparable companies as well as the Company's competitors. The Subcommittee considered corporate profitability, position responsibility levels and individual qualifications and performance. Dr. Kendle's salary was set using the same criteria. The Subcommittee noted that the base salaries of Dr. Kendle and certain of the Named Executives are considerably behind that paid in the competitive market and agreed to address this competitive shortfall prospectively over time.


Bonuses

     Pursuant to the Company's 2001 Profit Share Plan, annual incentive awards are normally paid to the Company's associates primarily on the basis of achievement of specified Company financial results, such as revenue and earnings per share thresholds and targets, in addition to other discretionary factors. Awards under the Plan are paid in cash. The participants in the Plan, including the Named Executives, are assigned target awards, expressed as a percentage of base salary, that are payable if the applicable performance criteria are met. Participants' awards are determined on the basis of these factors and a general assessment of the participant's performance. Based on the financial results achieved by the Company during 2001, bonus payments were awarded to the Named Executives, including Dr. Kendle, in the amounts shown in the Summary Compensation Table.


Stock Options

     Under the Company's 1997 Stock Option and Stock Incentive Plan, the Subcommittee may grant stock options to the Company's employees, including executive officers. On August 31, 2001, the Subcommittee reviewed and approved stock option grants of 300 shares to each of the Company's employees, including grants to the Named Executives, with an exercise price equal to the fair market value of the Common Stock on the date of grant. Further, on March 28, 2001 the Subcommittee reviewed and approved a stock option grant of 10,000 shares to Mr. Stilgenbauer, with an exercise price equal to the fair market value of the Common Stock on the date of grant. All of the options become exercisable at a rate of 20 percent per year over five years beginning one year from the date of grant. This approach is designed to create shareholder value over the long term since the full benefit of the options cannot be realized until appreciation in the price of the Common Stock occurs. Dr. Kendle received the same option grant of 300 shares as every other employee receiving grants which is reflected on the Option Grants in the Last Fiscal Year table on page 6.


Policy on Section 162(m)

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, a public company may not deduct more than $1 million in compensation paid to any of its Named Executives, unless the excess amount is performance-based compensation satisfying certain rules. The Company's 1997 Stock Option and Stock Incentive Plan is designed to qualify under the compensation requirements of this provision. Due to current salary levels and anticipated bonus targets, the Subcommittee believes that it is unlikely that application of Section 162(m) will prevent the Company from claiming a deduction for the amount of compensation paid to its Named Executives.

                       Submitted by the Compensation Subcommittee of the Board of Directors

                       Robert R. Buck, Chairman
                       Philip E. Beekman
                       Robert C. Simpson


Report of the Audit Committee

     The Audit Committee is comprised solely of independent directors and, in accordance with its written charter adopted by the Company's Board of Directors, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee Charter was attached to the Company's Proxy Statement filed in connection with its Annual Meeting of Shareholders held during May, 2001. During 2001, the Committee met two times, and the Committee chair, as a representative of the Committee, discussed the interim unaudited financial information contained in each quarterly Form 10-Q with the Chief Financial Officer, Controller and independent auditors prior to each filing of the Company's Form 10-Q reports. The Committee also discussed the audited financial statements with management.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal controls. The Committee reviewed with the independent auditors their audit plans, audit scope and identification of audit risks.

     The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent auditors' examination of the financial statements.


     The Committee reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2001, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.


     The Audit Committee has concluded that PricewaterhouseCoopers LLP's provision of non-audit related services was compatible with maintaining the independence of PricewaterhouseCoopers LLP.


     Based on the above-mentioned review and discussions with management and the independent auditors, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended the reappointment of PricewaterhouseCoopers LLP as Kendle's independent auditors for 2002. The Board concurred with both of these recommendations.


                                 Submitted by the Audit Committee of the Board of Directors


                                 Robert R. Buck, Chairman
                                 Philip E. Beekman
                                 Robert C. Simpson


Certain Transactions


     In 2001, the Company paid approximately $131,000 to a construction company owned by a relative of Dr. Kendle for construction and renovations at its principal executive offices. Such work is continuing. Management believes that payments to the construction company are on terms no less favorable than those that could have been negotiated with unaffiliated third parties.


     During 2001, Kendle paid approximately $108,000 for legal services to Keating, Muething & Klekamp, P.L.L., of which William J. Keating, Jr., trustee of the Kendle Bryan and Mark Brettschneider Irrevocable Stock Trusts, is a partner.


Compensation Subcommittee Interlocks and Insider Participation


     The members of the Compensation Subcommittee for 2001 were Philip E. Beekman (Chairman), Robert R. Buck and Robert C. Simpson, none of whom is or was a current or former officer or employee of the Company or any of its subsidiaries. No Named Executives of the Company serves as a director or as a member of a committee of any company of which any of the Company's non-employee directors are executive officers.

                               PERFORMANCE GRAPH

     The following graph shows cumulative total shareholder returns for the period beginning August 22, 1997, and ending on December 31, 2001, with a published industry index or line-of-business index. The Company has selected the Nasdaq Stock Market (U.S.) Index and a composite peer group consisting of Parexel International, Pharmaceutical Product Development, Inc. and Quintiles Transnational Corp. The graph assumes that $100 was invested on August 22, 1997 in Kendle International Inc. stock and in the index and peer group on August 22, 1997. The graph further assumes the reinvestment of all dividends.




                               [GRAPHIC OMITTED]


                 COMPARISON OF 52 MONTH CUMULATIVE TOTAL RETURN*
                        AMONG KENDLE INTERNATIONAL INC.,
             THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP


                           KENDLE           NASDAQ STOCK
                     INTERNATIONAL INC.     MARKET (U.S.)     PEER GROUP
                     ------------------     -------------     ----------
       08/97              100.00               100.00           100.00
       08/97              114.29                99.43            97.35
       09/97              133.93               105.32           104.07
       10/97              107.14                99.83            90.71
       11/97              109.82               100.36            93.47
       12/97              119.64                98.60            93.32
       01/98              114.73               101.72            92.52
       02/98              167.86               111.28           115.37
       03/98              166.07               115.40           112.30
       04/98              193.75               117.35           116.70
       05/98              189.29               110.83           111.29
       06/98              216.07               118.57           116.22
       07/98              183.04               117.18           109.56
       08/98              173.66                93.95            85.90
       09/98              233.93               106.98           111.50
       10/98              187.50               111.68           104.05
       11/98              159.82               123.03           115.07
       12/98              166.96               139.02           121.26
       01/99              171.43               159.19           120.85
       02/99              172.32               144.94           103.72
       03/99              143.75               155.90            93.77
       04/99              131.70               160.92            98.75
       05/99               97.77               156.46            97.86
       06/99              114.29               170.53            96.22
       07/99              107.14               167.46            87.21
       08/99               74.55               174.54            80.15
       09/99               56.70               174.78            45.34
       10/99               50.45               188.79            43.21
       11/99               57.14               211.76            51.79
       12/99               70.54               258.33            45.12
       01/00               82.59               248.79            60.75
       02/00               96.43               296.13            71.72
       03/00               77.68               290.02            43.10
       04/00               65.18               243.93            37.66
       05/00               45.54               214.51            38.36
       06/00               56.25               252.17            39.24
       07/00               54.02               238.50            42.51
       08/00               60.94               266.70            39.44
       09/00               59.60               232.05            44.50
       10/00               66.07               212.99            42.78
       11/00               74.11               164.10            46.83
       12/00               70.99               155.38            64.38
       01/01               88.39               174.23            64.74
       02/01               95.99               134.89            63.57
       03/01               89.74               115.99            58.07
       04/01               86.07               133.29            68.57
       05/01              134.14               133.13            68.16
       06/01              143.14               136.71            80.82
       07/01              120.86               128.01            71.02
       08/01              145.43               114.06            64.76
       09/01              141.00                94.84            57.25
       10/01              141.50               107.01            58.93
       11/01              117.86               122.24            57.75
       12/01              144.00               123.29            63.79

      o KENDLE INTERNATIONAL INC. o NASDAQ STOCK MARKET (U.S.) o PEER GROUP

$100 invested on 8/22/97 in stock or index-including reinvestment of dividends.
                         Fiscal year ending December 31.


                  RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

     The Audit Committee recommended and the Board of Directors appointed PricewaterhouseCoopers LLP as the Company's independent public accountants for 2002. PricewaterhouseCoopers LLP has been the independent accounting firm for the Company since 1996. Although not required by law, the Board of Directors is seeking shareholder ratification of this selection. The affirmative vote of a majority of shares voting at the Annual Meeting is required for ratification. If ratification is not obtained, the Board of Directors intends to continue the employment of PricewaterhouseCoopers LLP at least through 2002. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for its audit of the Company's consolidated annual financial statements for the year ended December 31, 2001, and for its reviews of the unaudited quarterly financial statements contained in the reports on Form 10-Q filed by the Company during that year were $258,000 which included $21,000 for statutory audits of the Company's foreign operations.

     The fees billed for all services rendered by PricewaterhouseCoopers LLP, other than the audit fees described above, were $179,000, which included $162,000 for tax planning and compliance services and $17,000 for other services. PricewaterhouseCoopers LLP did not provide any financial systems design or implementation services during the year.

     Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will be given an opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders.


     The Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as the Company's independent public accountants for 2002.


                                 OTHER MATTERS


     The Board knows of no other matters which will be presented at the Annual Meeting. If, however, any other matter is properly presented at the Annual Meeting, it will require the affirmative vote of a majority of shares voting for approval.


Section 16(a) Beneficial Ownership Reporting Compliance


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10 percent of the Company's Common Stock to file reports of ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely upon its review of reports received, or upon written representation from certain reporting persons that no reports were required, the Company believes that during 2001 all filing requirements were met, except that Candace Kendle and Christopher C. Bergen each inadvertently filed late on Form 5 two dispositions of shares by the Kendle Bryan and Mark Brettschneider Irrevocable Stock Trusts. Neither Dr. Kendle nor Mr. Bergen have a direct beneficial ownership in such Trusts.


Voting by Proxy


     All proxy cards properly signed will, unless a different choice is indicated, be voted "FOR" election of all nominees for directors proposed by the Board of Directors, and "FOR" ratification of the selection of independent public accountants.


     If any other matters come before the Annual Meeting or any adjournment, each proxy will be voted in the discretion of the individuals named as proxies on the card.


Shareholder Proposals


     Shareholders who desire to have proposals included in the notice for the Annual Meeting of Shareholders to be held in the Spring of 2003 must submit their proposals in writing by December 12, 2002, to the Company, Attention:
Ursula Thomas Miller, Investor Relations, 1200 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202.


     The form of Proxy for this meeting grants authority to the designated proxies to vote in their discretion on any matters that come before the meeting except those set forth in the Company's Proxy Statement and except for matters as to which adequate notice is received. For notice to be deemed adequate for the 2003 Annual Shareholders' Meeting, it must be received prior to February 26, 2003. If there is a change in the anticipated date of next year's Annual Shareholders' Meeting or in the notice deadline by more than 30 days, we will notify you of this change through our Form 10-Q filings.


April 12, 2002